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                                                                   EXHIBIT 99

FOR IMMEDIATE RELEASE

                         NS&L BANCORP, INC. ANNOUNCES
                          MOVE TO OTC-BULLETIN BOARD


      Neosho,  Missouri  (February  8,  2001)  --  NS&L  Bancorp,  Inc.  (Nasdaq
SmallCap: NSLB), today announced that its common stock will be quoted on the OTC-Bulletin Board beginning on February 15, 2001. The Company's listing on the Nasdaq SmallCap Market will terminate on the opening of business that same day.

      The Company received a Nasdaq staff determination on February 7, 2001 indicating that the Company fails to comply with the minimum public float requirement for continued listing set forth in Markeplace Rule 4310(c)(7), and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market. The Company has decided not to request a hearing to review the staff determination.

      "With the small number of our shares held by the public, we no longer meet the criteria for continued listing on the SmallCap Market," stated C.R. Butler, Chief Executive Officer and President of the Company. "Considering that quotes will continue to be available for our stock and the Company will save the annual Nasdaq listing fee, the Board of Directors found termination of our Nasdaq listing to be in the best interests of stockholders."

      NS&L Bancorp, Inc. is the holding company for Neosho Savings and Loan Association, F.A., which conducts operations in Neosho, Missouri.


Contact:    C.R. Butler
            President and Chief Executive Officer
            (417)  451-0429